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                                                                       EXHIBIT 1

                                 PRESS RELEASE
                          CITADEL HOLDING CORPORATION

     Glendale, California.......Steve Wesson, the President and Chief Executive
Officer of Citadel Holding Corporation ("Citadel"), announced today that Citadel has reached agreement with Fidelity Federal Bank, FSB ("Fidelity") as to the number of shares of Class B Common Stock to be retained by Citadel incident to the recently completed restructuring and recapitalization of Fidelity. Citadel will retain 4,202,243 shares of Class B Common Stock representing approximately
16.18 percent of the outstanding shares of Fidelity, Citadel continues to be the largest single holder of Fidelity stock and a registered savings and loan holding company, subject to examination and regulation by the Office of Thrift Supervision.

     In other developments, as part of Fidelity's restructuring, Citadel had agreed to reimburse Fidelity with respect to certain environmental and structural representations made in bulk asset sales by Fidelity up to a limit of $4 million. Citadel has been advised by Fidelity that claims in the amount of approximately $3.9 milion have been asserted, to date, against Fidelity with respect to those representations and warranties. Citadel is further advised that these claims are currently being examined by Fidelity, and that no final determination has been made as to the extent, if any, of Fidelity's ultimate liability with respect to these claims.

     Citadel has settled its previously disclosed claim against its directors and officers insurance carrier for a cash payment of $2.5 million.

     American Express, which occupies approximately 100,098 square feet, representing approximately 58 percent of the net rentable area in the Company's office property in Phoenix, Arizona, has announced that it intends to close down the operations currently housed in that structure at or about the end of the lease term in February 1997.

     Citadel has determined to exercise its option to acquire and lease back to Fidelity the office properties located at 600 North Brand Blvd. in Glendale and 14445 Ventura Blvd. in Sherman Oaks, and is currently exploring various possible sources of financing for these acquisitions. The aggregate exercise price for the two buildings is approximately $9.75 million. In addition, it is estimated that the parking structure associated with the Brand Blvd. property, which was damaged in the Northridge Earthquake, will require repairs which may cost as much as $1 million.
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      Citadel has scheduled its stockholders meeting for December 12, 1994 in
Los Angeles, California, and established a record date of November 4, 1994 for that meeting.

      A copy of this press release is being filed with the Securities and Exchange Commission as a report of Form 8-K. While it is not the Company's practice to issue press releases with respect to operational aspects of its real estate assets or pending real estate transaction, the Company believes that an exception is appropriate in this case in order to provide stockholders with a balanced picture of the Company's current asset composition in light of recent developments such as the finalization of the size of Citadel's ongoing interest in Fidelity and the recent settlement of Citadel's claims against its directors and officers liability insurance carrier.

      Citadel shares are listed on the American Stock Exchange under the symbol CDL.

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